Exhibit 21


                               THERMO VOLTEK CORP.

                         Subsidiaries of the Registrant


    At February 28, 1997, the Registrant owned the following companies:

                                     State or Jurisdiction     Registrant's %
    Name                                of Incorporation        of Ownership
    ------------------------------------------------------------------------

    Comtest Europe B.V.                  The Netherlands            100%

      Comtest Instrumentation, B.V.      The Netherlands            100%

      Comtest Italia S.R.L.                   Italy                 100%

      Comtest Limited                     United Kingdom            100%

    TVL Securities Corporation               Delaware               100%

    UVC Realty Corp.                         New York               100%